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                                                                      EXHIBIT 99


                        TXU GAS COMPANY AND SUBSIDIARIES
                 CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                                   (UNAUDITED)

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                                                                                   TWELVE MONTHS ENDED
                                                                                       SEPTEMBER 30,
                                                                                ------------------------
                                                                                  2000             1999
                                                                                --------         -------

OPERATING REVENUES.............................................................  $5,407           $3,793
                                                                                --------         -------

OPERATING EXPENSES
     Energy purchased for resale...............................................   4,860            3,277
     Operation and maintenance.................................................     344              372
     Depreciation and other amortization.......................................      61               62
     Goodwill amortization.....................................................      21               21
     Taxes other than income...................................................      61               64
                                                                                --------         -------
          Total operating expenses.............................................   5,347            3,796
                                                                                --------         -------

OPERATING INCOME (LOSS)........................................................      60               (3)

OTHER INCOME (DEDUCTIONS) - NET................................................      60               13
                                                                                --------         -------

INCOME BEFORE INTEREST, OTHER
     CHARGES AND INCOME TAXES..................................................     120               10

INTEREST INCOME................................................................       4                1

INTEREST EXPENSE AND OTHER CHARGES.............................................     (78)             (77)
                                                                                --------         -------
INCOME (LOSS) BEFORE INCOME TAXES..............................................      46              (66)

INCOME TAX EXPENSE (BENEFIT)...................................................      13              (18)
                                                                                --------         -------
NET INCOME (LOSS)..............................................................      33              (48)

PREFERRED STOCK DIVIDENDS......................................................       4                4
                                                                                --------         -------
NET INCOME (LOSS) APPLICABLE TO
   COMMON STOCK................................................................  $   29           $  (52)
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